Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this Form SB-2 Registration Statement of our report dated March 28, 2006, relating to the consolidated financial statements of AMS Health Sciences, Inc. and Subsidiaries for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Cole & Reed, P.C.
Oklahoma City, Oklahoma
November 22, 2006